UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

___________________________________________

ERICKSON INCORPORATED
(Exact name of registrant as specified in its charter)
___________________________________________

Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 SW Macadam Avenue, Suite 200 Portland, Oregon 97239
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (503) 505-5800

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2016, Erickson Incorporated (the “Company” or “Erickson”) announced the appointment of David W. Lancelot as Chief Financial Officer, effective June 13, 2016.

Mr. Lancelot, who is 48 years old, brings more than 25 years of financial leadership to the Company, with extensive experience in turnaround and process improvement and debt refinancing and restructuring, including the turnaround of four airlines, among them Spirit Airlines, Inc. (“Spirit Airlines”) and Atlas Air Worldwide Holdings. Mr. Lancelot most recently served as President and CEO of Outdoor Reservation Management Group and will remain a board member of the organization while employed at Erickson. From 2012-2014, Mr. Lancelot served as the President of Enerjet LTD. From 2007-2012, Mr. Lancelot served as the Senior Vice President and Chief Financial Officer at Spirit Airlines, where he was a key member of senior management responsible for its turnaround which included a $187 million initial public offering and a $160 million follow-on offering to recapitalize the company.

In connection with his appointment, Mr. Lancelot and Erickson entered into an Offer Letter which was approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. The Offer Letter provides that Mr. Lancelot will become Vice President and Chief Financial Officer of the Company, with an annual base salary of $320,000. The Offer Letter also provides that Mr. Lancelot will be eligible for the following additional compensation (these items remaining subject to the terms and conditions of the applicable plans and at the discretion of and subject to approval by the Compensation Committee):

•	A hiring bonus in the amount of $75,000 subject to a payback agreement in the event Mr. Lancelot leaves the Company prior to completing one year of service.

•
Participation in the Company's annual cash incentive program with a target award of 50% of base salary. This award will be pro-rated for the actual period of participation during the performance period. For 2016, the Company guarantees minimum payout of $100,000.00 contingent on Mr. Lancelot being in an active employment status with the Company at time of payouts.

•
Participation in the Company's 2012 Long Term Incentive Plan with a grant of a one-time equity award in the form of 35,000 non-qualified incentive stock options. Fifty percent of these units will vest six months from the date of grant and the remaining units will vest twelve months from the date of grant.

The Offer Letter further provides that if the Company terminates Mr. Lancelot’s employment without Cause or under a Change of Control (as such terms are defined in the Company’s Executive Severance Benefit Plan), he will be eligible to receive his base salary in effect at the time of termination for 12 months and the Company will continue to provide health insurance benefits for Mr. Lancelot and his dependents for 12 months. Mr. Lancelot must execute a general release of all claims against the Company and its affiliates in order to receive severance benefits.

The above summary of the Offer Letter is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Mr. Lancelot will replace Eric K. Struik, the Company’s current Vice President and Chief Financial Officer, who will remain with the Company as Vice President and Chief Financial Officer through June 10, 2016. In connection with his departure, and pursuant to the Company's Executive Severance and Benefit Plan, Mr. Struik is eligible to receive his base salary in effect at the time of his departure for 9 months and Company provided health insurance benefits for Mr. Struik and his dependents for 9 months in exchange for general release of all claims against the Company and its affiliates.

Item 7.01	Regulation FD Disclosure.

On June 8, 2016, the Company issued a press release announcing Mr. Lancelot’s appointment and Mr. Struik’s departure. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and the information contained therein is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Offer Letter between Erickson Incorporated and Mr. Lancelot effective June 6, 2016.
99.1	Press Release issued by Erickson Incorporated dated June 8, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 8, 2016	Erickson Incorporated

		By:	/s/ Nichole Tennyson
Nichole Tennyson
Interim Corporate Secretary